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The next wave in remote monitoring: Better care, peace of mind

Posted by Bill Crounse, MD on Apr 17th at 4:28 PM



In previous Blog entries I've talked about the next wave in remote physiological monitoring. Mobile technologies, devices and web services will soon allow us to remotely monitor patients suffering from chronic diseases or elderly people living alone in their homes. The devices and technologies will be easy to use and ultimately quite affordable as the devices and services become commoditizied.

One of my colleagues on Microsoft's Channel 10, Laura Foy, recently produced a short video with David Bychkov, CEO of a company called Exmocare. Exmocare is the first of what will surely be a number of companies offering the kinds of devices and services I've been discussing on this Blog and elsewhere. Their Bluetooth enabled Exmocare watch can connect seamlessly with a Windows Mobile Smartphone, Pocket PC, home computer, Xbox, Media Center PC or other device.



It continuously records heart rate, heart rate variability, galvanic skin response, and movement. Using various algorithms it determines parameters of physical and emotional wellness and activity and reports these via Bluetooth to a Smartphone or other device linked to the Internet. Medical personnel or family members can log into a secure web site to receive reports on the person being monitored. The system can also be set to send out alerts to those monitoring someone via e-mail, IM, or text messaging should the watch detect physiological readings or activity levels that are out of range.


Exmonitor Personal Edition
Bill Johnson is comfortable and relaxed.
Heartrate: 65, HRV: 0, GSR: 32, Movement: 27
Bill Johnson
Sensor Readings
GPS Data

This is just the beginning of a new era of technologies that will help us extend care into the home and bring peace of mind to those of us concerned about aging parents who live far away. Unified Communication technologies will augment these services with on-demand video and multimedia conferencing from a Smartphone, notebook or desktop PC, Xbox, or digital television.

While the first devices to hit the market will be a bit bulky and expensive, they will be arguably less expensive than the cost of live-in helpers and caregivers while providing a sense of safety and connectedness for those being monitored.

Be on the lookout for many more devices and web services that will facilitate health and wellness programs in the home and connect us to medical professionals and other experts. As an aging baby boomer, I take a great deal of comfort in knowing these technologies will be ready for me and my family in the very near future. There is also a virtually unlimited potential for these devices and services to meet the healthcare needs of emerging and underserved markets around the world.

Entry Information

Who: david bychkov, Exmocare, Laura Foy

What: aging, chronic disease, healthcare, home care, Microsoft, PC, remote monitoring, smartphone, Xbox

Where: www.on10.net

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Bill Crounse, MD   Worldwide Health Director   Microsoft Corporation

Tags: aging, chronic disease, healthcare, home care, Microsoft, PC, remote monitoring, smartphone, Xbox

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